QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 10, 2002

Registration No. 333-100301

Post-Effective Amendment No. 1 to Registration Statement No. 333-85801
Post-Effective Amendment No. 1 to Registration Statement No. 333-91949

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYGNUS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

94-2978092
(I.R.S. Employer Identification No.)

400 PENOBSCOT DRIVE
REDWOOD CITY, CALIFORNIA 94063-4719
(650) 369-4300
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

JOHN C HODGMAN
PRESIDENT, CHIEF EXECUTIVE OFFICER & CHAIRMAN
400 PENOBSCOT DRIVE
REDWOOD CITY, CALIFORNIA 94063-4719
(650) 369-4300
(Name, Address, including zip code, and telephone number,
including area code, of Agent for Service)

COPIES TO:
 LOWELL D. NESS
ORRICK, HERRINGTON & SUTCLIFFE LLP
1020 MARSH ROAD
MENLO PARK, CA 94025

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐ _____________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation Of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee (4)

Common Stock, par value $0.001 per share (3)	$33,623,813	$3,094

(1)
Includes (i) up to a maximum of 21,139,278 shares of common stock with an aggregate purchase price of $22,280,798 issuable upon conversion of the 8.5% Convertible Debentures due June 29, 2004, as amended, and the 8.5% Convertible Debentures due September 29, 2004, as amended, or the Debentures collectively, (ii) 745,111 shares of common stock with an aggregate purchase price of $10,650,015 issuable upon exercise of the Common Stock Purchase Warrants issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and the original 8.5% Convertible Debentures due September 29, 2004, or the Debenture Warrants collectively, (iii) 50,000 shares of common stock with an aggregate purchase price of $693,000 upon exercise of the Common Stock Purchase Warrants held by Reedland Capital Partners, an Institutional Division of Financial West Group, or the Reedland Warrants, and (iv) an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the Debentures, Debenture Warrants and Reedland Warrants by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)
Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(3)
Associated with the common stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.
(4)
Pursuant to Rule 429 and Rule 457(p) of the Securities Act of 1933, as amended, an aggregate of 2,364,857 shares of common stock with a maximum aggregate offering price of $25,148,548 is being carried forward and $6,939.52 of filing fees is associated with the common stock being carried forward and was previously paid with the Registrant's Registration Statement No. 333-85801 and Registration Statement No. 333-91949. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting such amount of the previously paid filing fees against the total filing fee of $3,094 due in connection with the filing of this registration statement. After such offset, a balance of $3,845.52 remains from the filing fees of Registration Statement No. 333-85801 and Registration Statement No. 333-91949.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement also relates to the Registrant's Registration Statements on Form S-3 (Registration Statement No. 333-85801 and 333-91949). This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-85801 and Post-Effective Amendment No. 1 to Registration Statement No. 333-91949, and such post-effective amendments will become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2002

PROSPECTUS

$33,623,813

CYGNUS, INC.

COMMON STOCK

        This prospectus relates to the offer and sale of common stock of Cygnus, Inc. by certain selling stockholders. We are issuing up to a maximum of 21,934,389 shares of common stock with an aggregate purchase price of up to $33,623,813 pursuant to the terms of a Convertible Debenture and Warrant Purchase Agreement, as amended, between us and the selling stockholders identified in this prospectus. These shares may be offered and sold at various times by the selling stockholders identified in this prospectus. This offering is not being underwritten. The shares are issuable upon the conversion of the 8.5% Convertible Debentures due June 29, 2004, as amended, the conversion of the 8.5% Convertible Debentures due September 29, 2004, as amended, the exercise of the Common Stock Purchase Warrants issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and the original 8.5% Convertible Debentures due September 29, 2004, or the exercise of warrants issued to Reedland Capital Partners for its engagement as Placement Agent for Cygnus.

        The selling stockholders may offer and sell their shares in transactions on the Nasdaq National Market (or any similar stock market or exchange), in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

        The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "CYGN."

        The Company had a hearing in front of the Listing Qualifications Panel on November 21, 2002, and the Company expects to receive the Panel's decision within 30 days of the hearing. There can be no assurance the Company will be successful in its appeal of the Staff's Determination.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2002

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of Cygnus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR," OR THE "COMPANY" IN THIS PROSPECTUS MEAN CYGNUS, INC.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about our ability to manufacture and commercially produce the GlucoWatch® G2™ Biographer and AutoSensor, our plans for commercialization alliances, our ability to achieve market acceptance of the GlucoWatch G2 Biographer, and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continues," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this prospectus, including those under "Risk Factors" herein, as well as in the documents incorporated by reference.

THE COMPANY

General

        We develop, manufacture and commercialize new and improved glucose monitoring devices. Our products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Our first approved product, called the GlucoWatch® Biographer, is a non-invasive, automatic glucose monitoring device. Our GlucoWatch Biographer can be worn like a watch and provides up to three glucose measurements per hour for up to 12 hours. The GlucoWatch Biographer and GlucoWatch® G2™ Biographer, our second-generation product launched in the United States on September 16, 2002, are the only products approved by the U.S. Food and Drug Administration, or the FDA, that provide frequent, automatic and non-invasive measurement of glucose levels. We believe our products represent the most significant commercial technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement.

        Current methods for measuring glucose, whereby skin is lanced and a blood sample is obtained for measurement, are painful and inconvenient to the user. Because of this, the vast majority of people with diabetes do not perform frequent glucose testing, despite substantial clinical evidence of the benefits of more intensive diabetes management. These characteristics hinder frequent glucose testing, which is necessary to provide adequate information to manage diabetes. We believe there is an unmet medical need for a device that can provide and track frequent glucose readings automatically and non-invasively. The GlucoWatch Biographer enables people with diabetes and their physicians to identify trends and track patterns in fluctuating glucose levels that would be difficult to detect with current testing techniques alone. Although the GlucoWatch Biographer is not intended to replace existing painful and inconvenient testing methods, we believe our GlucoWatch Biographer will lead to better-informed decisions regarding the way individuals manage their diabetes. Users must calibrate the GlucoWatch Biographer with a blood glucose measurement and must make major decisions, such as insulin dosing, based on blood glucose measurements, but they will be able to identify trends and track patterns by monitoring glucose levels on a more frequent and automatic basis than would be the case if they could only use existing finger stick or other blood glucose measurement devices.

Recent Developments

        On July 16, 2002, the Nasdaq Stock Market sent us a deficiency notice, stating that the minimum bid price for our common stock had been below $3.00 per share for a period of 30 consecutive days. The notice further stated that to regain compliance for continued listing on the Nasdaq National Market, the minimum bid price of the Company's stock must exceed $3.00 for 10 consecutive trading days prior to October 14, 2002. On October 16, 2002, the Company received a Staff Determination Letter from Nasdaq stating that the Company's stock faced de-listing from the Nasdaq National Market because it was not in compliance with certain Nasdaq National Market continued listing requirements. On October 17, 2002, the Company requested a hearing, which stayed the de-listing. On October 21, 2002, we were further notified that our market value of listed securities had been below the minimum $50.0 million requirement for listing on the Nasdaq National Market and that we had until November 20, 2002 to regain compliance by meeting this requirement for a minimum of 10 consecutive trading days. On October 25, 2002, we received a letter from Nasdaq advising us that this additional issue also would be considered at our November 21, 2002 oral hearing. The hearing was held on November 21, 2002. The Company expects to receive the Panel's decision within 30 days of the hearing. There can be no assurance the Company will be successful in its appeal of the Staff's Determination.

        Under the original terms of the Convertible Debenture and Warrant Purchase Agreement dated June 29, 1999, the 8.5% Convertible Debentures Due June 29, 2004 and the 8.5% Convertible Debentures Due September 29, 2004, if Cygnus were to be de-listed from the Nasdaq National Market, the holders could declare that a default had occurred and require immediate payment of the outstanding principal and interest balances ($22,280,798 as of September 30, 2002). To address this contingency, we entered into an agreement with the Debentures holders on August 21, 2002 to amend the Convertible Debenture and Warrant Purchase Agreement and the two Debentures to specify that as long as our stock is trading on any market or exchange, including the OTC Bulletin Board, there is no default under the agreements. Thus, being de-listed from the Nasdaq National Market no longer constitutes a default under the convertible debenture agreements, as amended. Furthermore, on September 17, 2002, we also amended our existing equity line agreements so that these lines are available even if we are trading on Nasdaq's SmallCap Market. Most recently on December 7, 2002, we amended the two Debentures to establish an overall fixed minimum conversion price of $1.054 per share of common stock. Separately, the Company entered into a Security Agreement to grant a security interest to certain of the Company's assets to the Debenture holders as contemplated by the prior amendments to the Debentures.

        The Debentures, as amended, allow for limited conversions into stock at a price premium (101% or 107% depending on the trading market price) to the market price of Cygnus' stock, with certain minimum conversion prices established. After March 31, 2003, the premium over market price built into the conversion price is either 101% or 107% depending on whether the stock is trading above certain thresholds, subject to the overall minimum conversion price of $1.054 per share. On December 9, 2002, the last reported trading price for our common stock was $1.02 per share. Conversions cannot exceed 8% of the trading volume for a given month, and are limited to $500,000 per month unless Cygnus' stock trades at or above $3.50 for that month. Further, the Debentures, as amended, may not be converted to the extent such conversion would result in their holders being deemed to beneficially own more than 9.9% of the total issued and outstanding common stock. Additionally, the interest rate on the Debentures was reduced from 8.5% to 3.5% per annum and is payable quarterly.

        On July 8, 2002, we entered into a Sales, Marketing and Distribution Agreement with Sankyo Pharma Inc., or Sankyo, a wholly owned U.S. subsidiary of Sankyo Co., Ltd., a multi-billion dollar Japanese pharmaceutical and medical products company. This new agreement completely supersedes and replaces our prior November 28, 2001 co-promotion agreement. Under the new agreement, Sankyo is responsible for sales, marketing, managed care and government contracting, and distribution of our GlucoWatch Biographer and other similar glucose monitoring products for a period of 12 years from April 1, 2002. Sankyo is required to provide a specialty sales force of 100 people and to utilize all of its large national primary care sales force during the term of the agreement. Under this new agreement, Sankyo was also required to pay us an additional $15.0 million in milestone payments, thus bringing total milestone payments, including milestone payments received under the November 2001 co-promotion agreement, to $25.0 million, all of which has been received. We sell our products to Sankyo at predetermined prices stipulated in the Sales, Marketing and Distribution Agreement; however such prices are subject to subsequent adjustments as Sankyo is entitled to receive sales and marketing fees from us. Such sales and marketing fees are impacted by the rebates, discounts and certain fees offered or paid by Sankyo to its third-party customers and are recorded as a reduction in our revenue. Pursuant to the agreement, payment of sales and marketing fees for the sales years 2002 through 2004 can be deferred until at least 2005 and, under certain circumstances, to 2008. Furthermore, we are no longer obligated to spend promotional funds, as was provided in our prior November 28, 2001 co-promotion agreement; however, for the year 2002, we are obligated to reimburse Sankyo for actual promotional expenses up to $10.0 million, less promotional expenses incurred by us during the year 2002. We have a contractual right to defer the payment of such reimbursement to Sankyo until 2004.

        On September 17, 2002, we announced the launch of the GlucoWatch G2 Biographer in the United States, and the new agreement between Sankyo Pharma Inc. and TheraCom, Inc. for product dispensing and patient insurance reimbursement services.

RISK FACTORS

        In determining whether to invest in the common stock, you should carefully consider the information below in addition to all other information provided to you in this prospectus, including the information incorporated by reference in this prospectus. The statements under this caption are intended to serve as cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following information is not intended to limit in any way the characterization of other statements or information under other captions as cautionary statements for such purpose.

Risks Related to the Liquidity of our Common Stock

        Our shares of common stock may be de-listed from the Nasdaq National Market. If our shares are de-listed, our stockholders may experience substantially decreased liquidity in their shares.

        Our stock is currently traded on the Nasdaq National Market; however, we are out of compliance with certain requirements for maintaining listing on the Nasdaq National Market. On October 16, 2002, the Nasdaq Stock Market informed us that the minimum bid price of our common stock had closed at less than $3.00 per share over the previous 30 trading days and that we had not regained compliance with the Nasdaq National Market requirements within the grace period afforded us; as a result, our stock faced de-listing from the Nasdaq National Market. On October 17, 2002, we requested an oral hearing from Nasdaq. On October 21, 2002, we were further notified that our market value of listed securities had been below the minimum $50.0 million requirement for listing on the Nasdaq National

Market and that we had until November 20, 2002 to regain compliance by meeting this requirement for a minimum of 10 consecutive trading days. On October 25, 2002, we received a letter from Nasdaq advising us that this additional issue also would be considered at our November 21, 2002 oral hearing. The hearing was held on November 21, 2002. The Company expects to receive the Panel's decision within 30 days of the hearing. There can be no assurance the Company will be successful in its appeal of the Staff's Determination.

        If our common stock is de-listed from the Nasdaq National Market, sales of our common stock would likely be conducted on the Nasdaq SmallCap Market. This may have a negative impact on the liquidity and price of our common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, our common stock. To maintain listing under the Nasdaq SmallCap Market's continued listing requirements, we will need to maintain at least one of the following: (a) $2.5 million in stockholders' equity, (b) $500,000 in net income from continuing operations or (c) $35.0 million in market capitalization, as well as maintaining a minimum bid price of $1.00 or above per share and other continued listing requirements.

        If our common stock is de-listed from the Nasdaq National Market and sales of our common stock are not conducted on the Nasdaq SmallCap Market, then our stock is likely to be traded on the OTC Bulletin Board or potentially in regional exchanges. This may have a negative impact on the liquidity and price of our common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, our common stock. Furthermore, if we were to fail to maintain our listing with Nasdaq, our investors under the equity line agreements may elect to suspend or terminate those agreements, and we would not be able to utilize the $30.9 million available under these equity line agreements.

        If our common stock is de-listed from the Nasdaq Stock Market, our common stock could be deemed a 'penny stock,' which will adversely affect its liquidity.

        If shares of our common stock are de-listed from Nasdaq because we fail to meet the listing requirements of both the Nasdaq National Market and the Nasdaq SmallCap Market, we would be forced to list our common stock on the OTC Bulletin Board or potentially in regional exchanges, depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares. De-listing might also reduce the visibility, liquidity, and price of our common stock. If shares of our common stock were de-listed from both the Nasdaq National Market and the Nasdaq SmallCap Market and were not traded on another national securities exchange, we could become subject to penny stock regulations that impose additional sales practice disclosure and market making requirements on broker/dealers who sell or make a market in our stock. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must

  •
  deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market;

  •
  provide the customer with current bid and offer quotations for the penny stock;

  •
  disclose the compensation of the broker-dealer and its salesperson in connection with the transaction;

  •
  provide the customer monthly account statements showing the market value of each penny stock held in the customer's account; and

  •
  make a special written determination that the penny stock is a suitable investment for the customer and receive the customer's written agreement to the transaction.

        These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If the Company's securities are subject to the penny stock rules, holders of the Company's securities may find it more difficult to sell their shares of the Company's common stock.

Risks Related to Our Business and Products

        We are dependent on Sankyo to sell, market and distribute our products in the United States. If our relationship with Sankyo is not successful, the sales, marketing and distribution of our products in the United States may be materially adversely affected.

        On July 8, 2002, we entered into a Sales, Marketing and Distribution Agreement with Sankyo. This new agreement completely supersedes and replaces our November 28, 2001 co-promotion agreement with Sankyo. Under the new agreement, Sankyo is responsible for sales, marketing, managed care and government contracting, and distribution of our GlucoWatch Biographers and other similar glucose monitoring products in the United States for an initial period of 12 years. As a result of this new agreement, Sankyo takes over greater control over commercial decisions related to the GlucoWatch Biographers, including but not limited to, the timing of new product launches and types of promotional programs. We decided to enter into this new agreement rather than develop and/or expand such capabilities in-house, given the existing capabilities of Sankyo. During the term of the agreement, Sankyo cannot sell, market or distribute any other glucose monitoring product in the United States. If either party fails to meet its contractual obligations under the agreement, we may be unable to successfully commercialize our products or may experience delays in commercialization due to the necessity of seeking an alternative third party or parties to perform the functions previously handled by Sankyo or may need to develop these capabilities ourselves at considerable expense. Furthermore, Sankyo has contracted with TheraCom, Inc. to provide product dispensing and patient reimbursement services in the United States, and so we are also dependent on TheraCom, Inc. Additionally, in the event of specific dire financial situations, our Sales, Marketing and Distribution Agreement with Sankyo provides that Sankyo will have a first priority security interest in certain of our U.S. patents and the right to purchase our U.S. regulatory submissions. Additionally, once our commission deferral and our promotional funds reach a certain specified dollar amount, Sankyo will then have a first security interest in certain of our U.S. patents.

        If the market does not accept our new type of products, we may not generate revenues and achieve or sustain profitability.

        We are focusing our efforts on a line of frequent, automatic and non-invasive glucose monitoring devices. In order for our products to be successful, we must increase awareness and acceptance of our products among physicians, patients and the medical community. The market may not accept our products, given that they are different from the established finger-stick blood glucose monitors currently on the market. In addition, because our products are based on novel technologies, there can be no assurance that unforeseen problems will not develop with these technologies, that we will be able to successfully address technological challenges we encounter in our research and development programs or that we will be able to develop other commercially feasible products that will be accepted by the market.

        If patients do not receive reimbursement from third-party health care payors, we may be unsuccessful in selling our products to a broad range of customers.

        Successful commercialization of our products will depend in large part on whether patients who purchase our products will be reimbursed for the expense by third-party payors, which include private insurance plans and Medicare, Medicaid and other federal health care programs. Currently, our products do not have widespread reimbursement. There can be no assurance that such reimbursement will be available in a sufficient time frame, or at all. Furthermore, Sankyo now has responsibility for this function under our Sales, Marketing and Distribution Agreement. In the third quarter of 2002, Sankyo contracted with TheraCom, Inc. to assist customers in obtaining reimbursement. Sankyo is utilizing its managed care group to work with third-party health care payor organizations in order to obtain reimbursement. Third-party payors, including federal health care programs and managed care and other private insurance plans, are increasingly seeking to contain health care costs by limiting the coverage of, and the amount of reimbursement for, new diagnostic products. As a result, adequate levels of reimbursement may not be available for patients, many of whom may therefore not purchase our products. If meaningful reimbursement from third-party payors is not available, we may not be able to achieve a level of market acceptance of our product, and we may not be able to maintain price levels sufficient to realize an adequate return on our investment. In the United States and other countries, the period of time needed to obtain approval for the reimbursement of our products to patients can be lengthy. We may need to delay the launch of our products in some countries until we have established eligibility for reimbursement. This delay could potentially harm our business.

        We depend on third-party suppliers for the Biographer and AutoSensor components. Any interruption in the supply of system components or an increase in the pricing of these components could prevent us from manufacturing our products or adversely affect our margins.

        The Biographers and AutoSensor are manufactured from components purchased from outside suppliers, most of whom are our single source for such components. Some of these companies are small enterprises, which may encounter financial difficulties. If we are unable, for whatever reason, to obtain these components from our suppliers or if the components obtained from these suppliers do not pass quality standards, we will be required to obtain the components from alternative suppliers. Additionally, in the event a current supplier is unable to meet our component requirements, we might not be able to rapidly find another supplier of the particular component or an alternative supply at the same price or lead-time. An interruption in the supply of the Biographer or AutoSensor components or excessive pricing of these components could prevent us from manufacturing our products or adversely affect our margins and may significantly impact our ability to achieve a successful U.S. product launch. An interruption in the manufacturing of our products could lead to our failure to meet our supply obligations under the Sales, Marketing and Distribution Agreement with Sankyo and, upon an extended failure to supply by us, Sankyo has the option to manufacture, or have manufactured for them, the products or to terminate the agreement.

        Such third party suppliers may, for competitive reasons, support directly or indirectly a company or product that competes with one of our products. If such a third party terminates an arrangement, cannot fund or otherwise satisfy its obligations under its arrangements or disputes or breaches a contractual commitment, then we would likely be required to seek an alternative third party suppliers. If we were unable to find a replacement third party, our capital requirements could increase substantially and our business and financial condition could be materially adversely affected. If we were required to develop our own capabilities, we would continue to incur significant start-up expenses and we would compete with other companies that have experienced and well-funded operations.

        We rely on supply agreements, including those with, Hydrogel Design Systems, Inc., Key Tronic Corporation, Sanmina Corporation and E.I. du Pont de Nemours and Company, among others.

        Our very limited medical device manufacturing experience may prevent us from successfully commercializing our product.

        We may encounter problems in manufacturing our GlucoWatch Biographers. We are responsible for manufacturing the GlucoWatch Biographers and we have contracted with a third-party, Corium International, to manufacture our AutoSensors. Thus, we are dependent upon Corium International for such manufacturing. Our GlucoWatch Biographers and our AutoSensors have been manufactured for commercial sale on a limited basis, and we have no experience manufacturing the volumes that would be necessary for us to achieve significant commercial sales. In the past, we initially experienced problems in scaling-up our now-discontinued transdermal drug delivery products. There can be no assurance that similar problems will not be encountered in the future with our GlucoWatch Biographers, our AutoSensors and our future products. To successfully commercialize the Biographers and the AutoSensors, we will have to manufacture these products in compliance with regulatory requirements, in a timely manner and in sufficient quantities, while maintaining performance and quality of the products and a commercially feasible cost of manufacturing. There can be no assurance that we will be able to expand and then maintain reliable, full-scale manufacturing of the Biographers and the AutoSensors at commercially reasonable prices. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving product performance, production yields, quality control and assurance and personnel staffing levels. In addition, manufacturing facilities will be subject to extensive regulations, including those of the FDA, international quality standards and other regulatory requirements. Because we have contracted with a third-party for manufacturing our AutoSensors there are normal business risks associated with outsourcing this function to a third-party. Difficulties encountered in manufacturing scale-up or failure by us or a third party to implement and maintain manufacturing facilities in accordance with FDA regulations, international quality standards or other regulatory requirements could result in a delay or termination of production, which could have a material adverse effect on our business, financial condition and results of operations.

        Due to the early stage of our product commercialization activities, the estimates required in inventory valuation, including production yields and normal capacity, labor costs incurred in the production of each unit and overhead costs applicable to manufacturing operations, are inherently uncertain. Thus, actual results may differ from those estimates. We will continue to evaluate the estimates in our inventory valuation as our manufacturing operations become more stable and quantities reach more sustained levels. However, we cannot give any assurance whether we can successfully implement any infrastructure changes in a timely manner to support our ongoing commercialization efforts.

        We may need additional financing and it may not be available. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue commercializing our product, develop new products or respond to competitive pressures, and any of these situations could negatively impact our business.

        In order to widely commercialize our GlucoWatch Biographer systems, as well as continue to develop our product line, we may require substantial additional resources. Although we currently have financing instruments in place, we may seek additional funding through public or private financings, including debt or equity financings. Furthermore, in the event that our stock is not traded in the Nasdaq National Market or Nasdaq SmallCap Market, we will not be able to utilize our equity lines. We may also seek other financing arrangements. Any additional equity financings are likely to dilute the holdings of current stockholders. Debt financing, if available, may have restrictive covenants. We may not be able to obtain adequate funds when we need them from financial markets or other sources. In particular, our ability to raise funds through the capital markets may be materially adversely affected as a result of any general reduction in commercial activity occasioned by terrorist activity or armed conflict. Even if funds are available, they may not be available on acceptable terms. If we cannot obtain sufficient additional funds, we may have to delay, scale back or eliminate some or all of our commercialization and development activities, license or sell products or technologies that we would otherwise seek to develop ourselves or declare bankruptcy. The amounts and timing of future expenditures will depend on the sales volumes of our GlucoWatch Biographers and our AutoSensors, the rates at which operating losses are incurred, expenses related to clinical trials, ongoing research and development for future products, FDA regulatory process and other factors, many of which are beyond our control.

        We are highly leveraged and may be unable to service our debt or satisfy our other obligations. If we cannot pay amounts due under our obligations, we may need to refinance all or a portion of our existing debt, sell equity securities or sell all or a portion of our assets.

        As of September 30, 2002, we had total liabilities of $72.8 million, excluding unamortized debt discount of $2.2 million. This $72.8 million includes $27.8 million in deferred revenue and deferred margin on product shipments, which may be recognized as revenue upon the completion of certain criteria, thereby reducing our liabilities. Our liabilities were $11.5 million, excluding the above $27.8 million of deferred revenue and deferred margin on product shipments. Our ability to meet our debt service obligations and other liabilities depends upon our future performance, which will depend upon financial, business and other factors, many of which are beyond our control. We may fail to generate sufficient cash flows in the future to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness. Historically, we have experienced significant negative cash flows from operations. If we cannot generate sufficient cash flows in the future to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness and we are unable to borrow sufficient funds under our credit facilities or from other sources, we may need to refinance all or a portion of our existing debt, sell equity securities or sell all or a portion of our assets. We may not successfully complete any of these courses of action. The degree to which we are leveraged could exacerbate limitations on our ability to obtain financing for working capital, commercialization of products or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up of our business or upon default or acceleration related to our debt obligations, our assets would first be available to pay the amounts due under our debt obligations. Holders of our common stock would only receive any assets remaining after satisfaction in full of all indebtedness and preferred stock liquidation preferences, if any.

        Ownership dilution caused by the issuance of shares under the equity line agreements or by additional shares of our common stock becoming available for sale in the future could lower our stock price.

        We currently have $30.9 million available under our two existing equity line agreements, if our stock is traded on the Nasdaq National Market or Nasdaq SmallCap Market. Under these agreements, subject to certain requirements, we may choose to sell up to $4.0 million of common stock per 30-day period (or $2.0 million of common stock per 15-day period) and our investors may exercise their option to purchase, subject to our approval, up to an additional $3.0 million of common stock per 30-day period. The total number of shares that may be issued under the equity line agreements depends on the market price of our common stock at the time that the shares are sold, on whether we choose to sell shares and on the number of shares we choose to sell. The following table illustrates hypothetically the effect that variations in the market price in our common stock and resulting variations in sales prices would have on the number of shares issued in a 30-day period, assuming that we would choose to sell all possible shares under the equity line agreements.

Price Per Share	Number of Shares Issued Based on a $7.0 Million Maximum (30-day period)
$20.00	350,000
$15.00	466,667
$10.00	700,000
$5.00	1,400,000
$2.50	2,800,000
$1.00	7,000,000

        Under the equity line agreements, we have agreed to issue warrants to Cripple Creek Securities, LLC to purchase shares in an amount equal to 10% of the number of shares issued under the equity line agreements in any given year. The warrants are to be issued after the end of each calendar year and will be exercisable for five years from the date they are issued at an exercise price based on the weighted average price at which shares were sold during the preceding calendar year. Moreover, we have agreed to register the shares underlying these warrants to enable such shares to be freely re-sold immediately after the warrants are exercised.

        In addition, if we or our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Ownership dilution caused by the issuance of shares under the Debentures could also lower our stock price.

        As of September 30, 2002, we had $22.3 million outstanding under both the 8.5% Convertible Debentures due June 29, 2004, as amended, and the 8.5% Convertible Debentures due September 29, 2004, as amended. Under these Debentures, each month the holders of the Debentures may collectively convert up to $500,000 of said Debentures into common stock subject to certain pricing and volume restrictions. In the event that the conversion price is more than $3.50 per share, the holders of the Debentures may convert more than the $500,000 monthly limit, subject to certain volume restrictions. The total number of shares that may be issued under the Debentures depends on the market price of our common stock at the time that the shares are sold.

        From October 1, 2002 to December 31, 2002, the conversion price is the greater of (x) $3.50 per share; and (y) 101% of the volume-weighted average price for the common stock as quoted on the applicable market during the trading day of such conversion, calculated using Bloomberg's volume-

average pricing function or a similar pricing method, referred to as the VWAP. From January 1, 2003 to March 31, 2003, the conversion price is the greater of (x) $2.00 per share; and (y) 101% of the volume-weighted average price for the common stock as quoted on the applicable market during the trading day of such conversion, calculated using VWAP. Thereafter, the conversion price will be equal to 107% of any VWAP that is less than or equal to $2.00 per share, and 101% of any VWAP greater than $2.00 per share subject to the minimum conversion price of $1.054 per share.

        The following table illustrates hypothetically the effect that variations in the market price in our common stock and resulting variations in conversion prices would have on the number of shares issued in a one-month period.

Market Price Per Share	Conversion Price Per Share		Number of Shares Issued Based on a $500,000 Maximum (one month)
$20.00	$20.20		24,752
$15.00	$15.15		33,003
$10.00	$10.10		49,504
$5.00	$5.05		99,009
$3.50	$3.54		141,242
$2.00	$2.02	(1)	247,524
$1.00	$1.07	(2)	467,289

(1)
From October 1, 2002 to December 31, 2002, the conversion price is at least $3.50 per share regardless of the market price. From January 1, 2003 to March 31, 2003, when the market price is $2.00, the conversion price will be at least $2.02 (101% of $2.00). Thereafter, when the market price is $2.00 the conversion price will be equal to $2.14 (107% of $2.00).

(2)
From October 1, 2002 to December 31, 2002, the conversion price would be at least $3.50 per share regardless of the market price. From January 1, 2003 to March 31, 2003, the conversion price would be at least $2.00 per share regardless of the stock price. Thereafter, when the market price is equal to $1.00 the conversion price will be equal to $1.07 (107% of $1.00).

        If we or our stockholders sell substantial amounts of our common stock, whether or not as part of a Debenture transaction, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

        Issuances by us of authorized preferred stock can have adverse effects, including dilution and discouragement of takeovers.

        Our certificate of incorporation contains certain provisions that may delay or prevent a takeover. The Company currently has 5,000,000 shares of authorized and unissued Preferred Stock. Our Board of Directors has the authority to determine the price, rights, preferences and restrictions, including voting and conversion rights, of these shares without any further action or vote by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. Such provisions could adversely affect the holders of common stock in a variety of ways, including by potentially discouraging, delaying or preventing a takeover of Cygnus and by diluting stockholder ownership.

        Provisions of our charter documents and Delaware law may inhibit a takeover, thus limiting the price investors might be willing to pay in the future for our common stock.

        Provisions in our Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing an acquisition of our company or a merger in which we are not the surviving company and may otherwise prevent or slow changes in our Board of Directors and management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions could discourage an acquisition of our company or other change in control transaction and thereby negatively impact the price that investors might be willing to pay in the future for our common stock.

        Our stock price is volatile, and you may not be able to resell Cygnus shares at or above the price you paid, or at all.

        The market price for shares of our common stock has been highly volatile. Factors such as new product introductions by us or our competitors, regulatory approvals or delays, announcements of technological innovations, commencement or termination of strategic relationships, developments relating to our patents or proprietary rights or those of our competitors, the results of clinical trials for our products or products of our competitors and changes in securities analysts' recommendations, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock.

        Over the past year, there have been dramatic changes in economic conditions and the general business climate has been negatively impacted. Indices of the U.S. securities stock markets have fallen precipitously and consumer confidence has waned. Accordingly, many economists theorize that the United States is in a recession. Compounding the general unease about the current business climate is the continuing economic and political impact of the September 11, 2001 terrorist attacks in the United States. After these terrorist attacks, and in the current general economic climate, many companies have experienced and are continuing to experience a negative impact—unrelated to operating performance—on the market prices of their stock. Fluctuations or decreases in the trading price of our common stock may discourage investors from purchasing our common stock. In addition, in the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs to us and divert management's attention and resources from commercializing our GlucoWatch Biographer.

        We may be subject to product recalls or product liability claims that are costly to defend and could limit our ability to sell our products in the future or could damage our reputation.

        The design, development, manufacture and use of our medical products involve an inherent risk of product recalls and product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. Product liability insurance is expensive and difficult to maintain or increase. We may become subject to product liability claims, our current insurance may not cover any claims, and adequate insurance may not be available on acceptable terms in the future. We could be held liable for damages in excess of the limits of our insurance coverage. Regardless of insurance coverage, any claim or product recall could result in non-compliance with FDA regulations, force us to stop selling our product and create significant adverse publicity that could harm our credibility and decrease market acceptance of our products.

        Our product pipeline is severely limited, so the failure of our glucose monitoring products could result in the failure of our entire business.

        We are exclusively focused on diagnostic medical devices, specifically on a line of frequent, automatic and non-invasive glucose monitoring devices. This narrow range of products subjects us to the risk of not having alternative sources of revenue if we are unable to commercialize these products. We may not be successful with a non-diversified line of products. A failure of our initial products could cut off our only potential source of revenue and result in the failure of our entire business, as could the failure of any of our future products.

        To be successful, we will need to continue to develop glucose monitoring products that address the needs of people with diabetes. In addition, we may be evaluating new products outside of the glucose monitoring field that can utilize our diagnostic technologies. Any such products would require significant development and investment, including preclinical and clinical testing, prior to commercialization. From time to time, we have experienced delays or setbacks in the development of certain of our products. For example, in the past, we experienced development delays in the miniaturization of the first-generation GlucoWatch Biographer. There can be no assurance that we will be able to successfully address problems that may arise during development and commercialization processes. In addition, there can be no assurance that GlucoWatch Biographer enhancements or future products can or will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be manufactured in commercial quantities at a reasonable cost, be marketed successfully or achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained or products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations may be materially adversely affected.

        We may not continue to receive regulatory approval of our products from the FDA or foreign agencies. If we do not receive regulatory approval from an agency, we will not be able to sell our products or generate revenue in that agency's jurisdiction.

        The design, manufacturing, labeling, distribution and marketing of our products are subject to extensive and rigorous government regulation in the United States and certain other countries where the process of obtaining and maintaining required regulatory clearance or approvals is lengthy, expensive and uncertain. The FDA may not approve additional enhancements and possible manufacturing changes to the Biographers and the AutoSensors or it may require us to file one or more new PMA applications rather than allowing us to supplement our existing PMA application. Even if the FDA grants us expedited review status on an application for approval, obtaining approval of a PMA or a PMA supplement could take a substantial period of time, and the FDA may not ultimately grant such approval. Moreover, even if regulatory approval is granted, such approval may include significant limitations on intended uses for which any such products could be marketed.

        A medical device and its manufacturer are subject to continual review after approval, and later discovery of previously unknown problems with a product or the manufacturing process may result in restrictions on such product or the manufacturer, including withdrawal of the product from the market. Failure to comply with applicable regulatory requirements may result in, among other things, fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, new government regulations may be established that could delay or prevent regulatory approval of our potential products. We are also subject to federal, state and local regulations regarding workplace safety, environmental protection and hazardous material controls, among others, and failure to comply with these regulations may result in similar consequences.

        In order for us to market our products in foreign jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. There can be no assurance that we will obtain required regulatory registrations or approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in obtaining any registrations or approvals required to market our products, failure to receive these registrations or approvals or future loss of previously obtained registrations or approvals could have a material adverse effect on our business, financial condition and results of operations.

        If we fail to adequately protect our intellectual property, our competitive position could be harmed.

        Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, both in the United States and abroad, competitors may be able to practice our technologies. Our success depends in part on our ability to:

  •
  obtain patent protection for our products and processes in both the United States and other countries;

  •
  protect trade secrets; and

  •
  prevent others from infringing on our proprietary rights.

        There are numerous risks and uncertainties that we face with respect to our patents and other proprietary rights. Currently, most pending patent applications in the United States are maintained in secrecy until issuance, and publication of discoveries in the scientific or patent literature tends to lag behind actual discovery by several months. Thus, we may not have been the first to file patent applications on our inventions. Our patent applications may not issue into any patents. Once granted, the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may not provide competitive advantages for our products or may be challenged by our competitors and subsequently narrowed, invalidated or circumvented. Competitors may also independently develop similar or alternative technologies or duplicate any of our technologies.

        Litigation, interference proceedings, oppositions or other proceedings that we may become involved in with respect to our proprietary technologies could result in substantial cost to us. Patent litigation is widespread in our industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our proprietary rights, and we may not have the required resources to pursue such litigation or to protect our rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, divert the attention of management and technical personnel from other business and development concerns, require disputed rights to be licensed to or from third parties or require us to cease using a product or technology or lose our exclusive rights with respect to such technology.

        We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Additionally, our trade secrets and know-how could otherwise become known or be independently developed by third parties. Confidentiality agreements with our employees, consultants and corporate partners with access to proprietary information could be breached, and we might not have adequate remedies for any such breach.

        Our products could infringe on the intellectual property rights of others, possibly causing us to engage in costly litigation and, if we are not successful, causing us to pay substantial damages and prohibiting us from selling our products.

        Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Furthermore, we may be prohibited from selling our products before we obtain a license that, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns and also divert efforts of our technical personnel.

        We may be unable to build brand loyalty because our trademarks and trade names may not be protected.

        Our registered or unregistered trademarks or trade names, such as the mark "GlucoWatch," may be challenged, canceled, infringed upon, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, without which we may be unable to build brand loyalty. Brand recognition is critical to our short-term and long-term marketing strategies especially as we commercialize future enhancements to our products. Moreover, if our trademarks are found to infringe on marks belonging to third parties, we may be forced to market our products under a different name, possibly requiring a costly and difficult re-branding effort, and we could be ordered to pay damages to a third party.

        If any of our license agreements or other contracts for intellectual property related to our products are terminated or made non-exclusive, our ability to develop, manufacture or market our products may be materially impaired.

        We have entered into agreements with various third parties, including The Regents of the University of California, for licenses of certain intellectual property related to the Biographers and the AutoSensors. Pursuant to these agreements, we have been granted rights to certain technologies and manufacturing elements related to our products. These agreements impose on us specific obligations, including, in the case of the University of California license, royalty payments and commercialization milestones. If we fail to meet our obligations under any of these agreements, the license or other rights may be terminated or, in the case of an exclusive arrangement, be made non-exclusive. If any such license or other right is terminated, we may lose our ability to incorporate the applicable technology into our products or to use such technology in the manufacture of our products, possibly impairing our ability to produce or market the GlucoWatch Biographers or other products. If any such license or other right is made non-exclusive, we may be unable to prevent others from developing, manufacturing and marketing devices based on the same or similar technologies. Additionally, in the event of specific dire financial situations, our Sales, Marketing and Distribution Agreement with Sankyo provides that Sankyo will have a first security interest to certain of our U.S. patents and the right to purchase our U.S. regulatory submissions.

        We have incurred substantial losses, have a history of operating losses, have an accumulated deficit and stockholders' net capital deficiency and expect continued operating losses.

        We had a net loss of $10.2 million for the quarter ended September 30, 2002. At September 30, 2002, our accumulated deficit and stockholders' net capital deficiency were $285.3 million and $31.2 million, respectively. We have experienced operating losses since our inception, and we expect to continue to incur operating losses at least until we have significant product sales, if we ever do. Our historical revenues have been derived primarily from product development and licensing fees related to our products under development and manufacturing and royalty revenues from our drug delivery business, which was sold in December 1999. We may fail in our efforts to introduce our current and future products or to obtain additional required regulatory clearances. Our products may never gain market acceptance, and we may never generate significant revenues or achieve profitability.

        We do not pay cash dividends and do not anticipate paying any dividends in the future, so any short-term return on your investment will depend on the market price of our shares which is volatile.

        We have never paid any cash dividends on our capital stock. We anticipate that we will retain our earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any short-term return on your investment will depend only on the market price of our shares and your ability to liquidate your investment. Additionally, under the terms of our Sales, Marketing and Distribution Agreement with

Sankyo, during such time as payments to Sankyo are being deferred, we are prohibited from paying dividends.

        We do business on a limited basis in the United Kingdom and may not enter other international markets; thus the success of our business depends on our success in the U.S. Market.

        We currently market and sell the GlucoWatch Biographer on a limited basis in the United Kingdom, which has a national health service and our products are not currently reimbursed by this service. We have established contracts with third-parties to facilitate commercialization functions in the United Kingdom, although the logistics and sales functions are handled by us. If we are unable to maintain these necessary agreements, we may not be able to sell our products or generate revenue in the United Kingdom.

        We may never be able to secure necessary commercialization agreements in other countries, despite the fact that we have CE certification in the European Community. If we are unable to secure these necessary agreements for other countries, we may not be able to sell our products or, even if such sales are possible, to broadly launch our product in other countries. Even if we do expand into other international markets, our operations there may be limited or disrupted by any or all of the following:

  •
  obligations to comply with a wide variety of foreign laws and other regulatory requirements;

  •
  political or economic instability;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  restrictions on repatriating profits;

  •
  reduced protection for intellectual property rights;

  •
  potentially adverse tax consequences;

  •
  difficulties in staffing and managing international operations; and

  •
  fluctuating exchange rates.

Risks Related to Our Industry

        Intense competition in the market for glucose diagnostic products could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

        The medical device industry, particularly the market encompassing our GlucoWatch Biographers, is intensely competitive, and we will compete with other providers of personal glucose monitors. Currently the market is dominated by finger-stick blood glucose monitoring products sold by a few major companies. These companies have established products and distribution channels. In addition, several companies are marketing alternative-site devices to monitor glucose levels in a painless manner or in a manner involving less pain than that associated with finger sticking. Furthermore, companies are attempting to develop a variety of methods to extract interstitial fluid and measure the glucose concentration therein, as well as developing devices to monitor glucose on a frequent and automatic basis. Another technology that some companies are pursuing utilizes infrared spectroscopy, which uses radiation to measure glucose levels. There can be no assurance that other products will not be accepted more readily in the marketplace than the GlucoWatch Biographers or will not render our current or future devices noncompetitive or obsolete. Additionally, the GlucoWatch Biographers or our other enhanced products under development may fail to replace any currently used devices or systems.

        Furthermore, a number of companies have developed or are seeking to develop new diabetes drugs or treatments that could reduce or eliminate demand for all glucose monitoring systems. In addition, many of our competitors and potential competitors have substantially greater resources, larger research and development staffs and facilities and significantly greater experience in developing, manufacturing and marketing glucose monitoring devices than we do. Competition within the glucose monitoring industry could result in price reductions for glucose monitoring devices such that we may not be able to sell our products at a price level adequate for us to realize a return on our investment.

        Competition for qualified personnel exists in our industry and in northern California. If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.

        Our ability to operate successfully and manage our potential future growth depends significantly upon retaining key scientific, manufacturing, technical, managerial and financial personnel, and also attracting and retaining additional highly qualified personnel in these areas. We face competition for such personnel, and we may not be able to attract and retain these individuals. We compete with numerous pharmaceutical, health care and software companies, as well as universities and non-profit research organizations in the northern California business area. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could prevent us from sustaining or growing our business. There can be no assurance that we will continue to be able to attract and retain sufficient qualified personnel.

PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" below.

SELLING STOCKHOLDERS

        The table below sets forth the following information:

  •
  the name of each selling stockholder;

  •
  the number of shares each selling stockholder beneficially owns;

  •
  the number of shares the selling stockholder may resell under this prospectus; and

  •
  the number of shares each selling stockholder would own, assuming that each selling stockholder sells all of the shares it may sell under this prospectus.

        Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. On December 6, 2002, there were 38,478,671 shares of Cygnus Common Stock outstanding. The share numbers are calculated as of December 6, 2002 based on the exercise prices of the warrants and, in the case of the Debentures, the Conversion Price of the Debentures under the terms of the Debentures. Under the terms of the Debentures, from October 1 to December 31, 2002, the minimum Conversion Price is $3.50 per share. This table is based upon information supplied to us by the selling stockholders. Except as otherwise indicated, we believe that the persons named in the table have shared voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by them.

        The actual number of shares of common stock offered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares that may be issued or issuable:

  •
  upon exercise of the warrants or adjustment mechanisms in the warrants; or

  •
  by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.

	Shares Beneficially Owned Prior To The Offering	Shares Offered By This Prospectus	Shares Beneficially Owned After The Offering
DeAm Convertible Arbitrage Fund, Ltd. (1) (2)	635,805	635,805	0
Halifax Fund, L.P. (1) (3)	4,952,634	4,952,634	0
Lancer Securities Cayman, Ltd. (1) (4)	635,805	635,805	0
Palladin Partners I, L.P. (1) (5)	506,156	506,156	0
Palladin Overseas Fund Limited (1) (6)	380,653	380,653	0
Reedland Capital Partners, an Institutional Division of Financial West Group (7)	111,092	50,000	61,092

(1)
Jeffrey E. Devers is the sole managing member of Cripple Creek Securities, LLC. Mr. Devers also may be deemed to control The Palladin Group, L.P. and Palladin Asset Management LLC, which act as investment advisors and managers for various client accounts including DeAm Convertible Arbitrage Fund, Ltd., Halifax Fund, L.P., Lancer Securities Cayman, Ltd., Palladin Partners I, L.P. and Palladin Overseas Fund Limited. Those accounts hold an aggregate of approximately $22.3 million in principal amount and accrued interest of the Company's amended 8.5% Convertible Debentures Due June 29, 2004 and September 29, 2004 and warrants to purchase approximately 745,111 shares. Under the Debentures and the Debenture Warrants, the holders are subject to a 9.9% limitation in their beneficial ownership of the Company's common stock. Thus, based on the total number of shares outstanding as of December 6, 2002, the holders are limited to beneficially owning, in the aggregate, a total of 4,227,956 shares of common stock. Mr. Devers disclaims beneficial ownership of the shares into which the Debentures may be converted. Cripple Creek has been and currently is an underwriter of Cygnus' common stock in connection with the issuance of shares under equity line agreements with Cygnus dating back to June 1999. Cripple Creek will not be involved in the resale of the shares being sold under this registration statement on behalf of the selling stockholders.

(2)
Including 54,114 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 12,515 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(3)
Including 422,076 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 96,871 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(4)
Including 54,114 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 12,515 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(5)
Including 43,290 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due

  June 29, 2004 and 9,733 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(6)
Including 32,467 shares of common stock exercisable at $13.86 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and 7,416 shares of common stock exercisable at $16.18 per share pursuant to the Common Stock Purchase Warrant issued in connection with the original 8.5% Convertible Debentures due September 29, 2004.

(7)
Represents shares underlying placement agent warrants. Reedland acted as Cygnus' exclusive placement agent with respect to certain issuances under Cygnus' equity line agreements with Cripple Creek Securities, LLC and other funds affiliated with the Palladin Group, L.P.

        The shares being sold by the selling stockholders will be issued upon either the conversion of the 8.5% Convertible Debentures due June 29, 2004, as amended, the conversion of the 8.5% Convertible Debentures due September 29, 2004, as amended, the exercise of the Common Stock Purchase Warrants issued in connection with the original 8.5% Convertible Debentures due June 29, 2004 and the original 8.5% Convertible Debentures due September 29, 2004, or the exercise of warrants awarded to Reedland Capital Partners for its engagement as Placement Agent for Cygnus for its 1999 activities under the Structured Equity Line Flexible Financing Agreement dated June 30, 1999. In accordance with registration rights granted to the selling stockholders, Cygnus has filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or other stock market or exchange, in privately-negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell all or a portion of the shares:

  •
  on the Nasdaq National Market, or other stock market or exchange on which the common stock may from time to time be trading;

  •
  in privately negotiated transactions or otherwise;

  •
  at fixed prices that may be changed;

  •
  at market prices prevailing at the time of sale; or

  •
  at prices related to such market prices or at negotiated prices.

        The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  short sales; and

  •
  a combination of any of the above methods of sale.

        In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to selling stockholders. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

        From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in Cygnus' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. A "short sale" by a selling securityholder is the sale of a security that the selling securityholder does not own; a short sale is "against the box" if, at all times during which the short position is open, the selling securityholder owns at least an equal amount of the securities or securities sold short or other securities convertible into or exchangeable without further consideration for securities of the same issue as the securities sold short. If the selling stockholders engage in such transactions, the price of our common stock may be affected. Under the Convertible Debenture and Warrant Purchase Agreement, the selling stockholders may not make any sales with the intention of reducing the price of our common stock. From time to time the selling stockholders may pledge their shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

        The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the related rules and regulations. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person which may affect the marketability of the shares. The selling stockholders also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

        We are required to pay certain fees and expenses incident to the registration of the shares.

        We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        We have agreed to use our best efforts to keep the registration statement, of which this prospectus supplement and prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.

        Cripple Creek Securities, LLC will not be involved in the resale of the shares being sold under this registration statement on behalf of the selling stockholders.

LEGAL MATTERS

        Certain legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K, as amended, for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that were filed electronically with the Commission.

        We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company and its common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

THE SECURITIES AND EXCHANGE COMMISSION ALLOWS CYGNUS TO "INCORPORATE BY REFERENCE" THE INFORMATION CYGNUS FILES WITH THEM, WHICH MEANS THAT IT CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CYGNUS TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

        The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, following the date of this prospectus:

1.
Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed March 27, 2002, as amended by Form 10-K/A filed April 3, 2002;

2.
Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2002 filed May 1, 2002, for the fiscal quarter ended June 30, 2002 filed August 14, 2002 and for the fiscal quarter ended September 30, 2002 filed November 13, 2002;

3.
Current Reports on Form 8-K dated January 22, 2002, February 14, 2002, February 19, 2002, February 28, 2002, April 4, 2002, April 17, 2002, April 29, 2002, May 17, 2002, July 10, 2002, July 18, 2002, July 25, 2002, August 23, 2002, August 29, 2002, September 5, 2002, September 18, 2002; September 20, 2002 and October 18, 2002;

4.
The description of common stock contained in Cygnus' Registration Statement on Form S-1 filed on December 21, 1990, including any amendments or reports filed for the purpose of updating such description; and

5.
The description of Cygnus' Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A12B/A filed December 14, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Cygnus, Inc.
400 Penobscot Drive
Redwood City, California 94063
Attention: Corporate Communications
Telephone requests may be directed to: (650) 369-4300
Facsimile requests may be directed to: (650) 599-2503

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.

Amount
SEC registration fee	$3,094
Accounting fees and expenses	$80,000
Legal fees and expenses	$40,000
Miscellaneous fees and expenses	$17,500

Total	$140,594

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware, or the Delaware Law, authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        The Registrant's Bylaws require the Registrant to indemnify each of its officers and directors to the fullest extent permitted by the Delaware Law against certain expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. In addition, the Bylaws grant the Registrant the power to indemnify the Registrant's employees and agents under certain circumstances to the fullest extent permitted by Delaware Law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant.

        Article IX of Registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Registrant maintains directors' and officers' liability insurance policies insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

        The Registrant has entered into indemnification agreements with the Registrant's officers and directors, pursuant to which the Registrant is obligated to indemnify each officer and director against certain claims and expenses for which the officer or director might be held liable.

ITEM 16. EXHIBITS

Exhibit No.		Description of Document
4.1		Specimen of common stock certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (File No. 33-38363).
4.2		Convertible Debenture and Warrant Purchase Agreement dated June 29, 1999, incorporated by reference to Exhibit 10.41 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.3
First Amendment to Convertible Debenture and Warrant Purchase Agreement dated August 21, 2002, incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.4		Form of 8.5% Convertible Debenture due 2004, incorporated by reference to Exhibit 10.42 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.5		Form of First Amendment to 8.5% Convertible Debenture due June 29, 2004, incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.6		Form of First Amendment to 8.5% Convertible Debenture due September 29, 2004, incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.7		Form of Second Amendment to 8.5% Convertible Debenture due June 29, 2004, incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on September 20, 2002.
4.8		Form of Second Amendment to 8.5% Convertible Debenture due September 29, 2004, incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on September 20, 2002.
4.9		Form of Third Amendment to 8.5% Convertible Debenture due June 29, 2004.
4.10		Form of Third Amendment to 8.5% Convertible Debenture due September 29, 2004.
4.11
Form of Common Stock Purchase Warrant issued by Registrant to convertible debenture holders, incorporated by reference to Exhibit 10.43 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.12		Common Stock Purchase Warrant issued by Registrant to Reedland Capital Partners incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-3 (File No. 333-85801).
4.13
Registration Rights Agreement dated June 29, 1999 between the Registrant and the listed investors on Schedule I thereto, incorporated by reference to Exhibit 4.12 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.14
Registration Rights Agreement dated June 30, 1999 between the Registrant and Cripple Creek Securities, LLC., incorporated by reference to Exhibit 4.11 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.15
Registration Rights Agreement, between Cygnus, Inc. and Cripple Creek Securities, LLC., dated October 1, 2001, incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-3 (File No. 333-71524).
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP.

10.01
Sales, Marketing and Distribution Agreement between the Registrant and Sankyo Pharma Inc. dated July 8, 2002 incorporated by reference to Exhibit 10.211 of the Registrant's Form 10-Q filed on November 13, 2002.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	*	Power of Attorney.
99.1		Security Agreement dated December 7, 2002.

*
Previously filed.

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on this 10th day of December 2002.

CYGNUS, INC.
By:	/s/ JOHN C HODGMAN John C Hodgman Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ JOHN C HODGMAN John C Hodgman	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 10, 2002
/s/ CRAIG W. CARLSON Craig W. Carlson	Chief Operating Officer, Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	December 10, 2002
* André F. Marion	Vice Chairman of the Board of Directors	December 10, 2002
* Frank T. Cary	Director	December 10, 2002
* Richard G. Rogers	Director	December 10, 2002
* Walter B. Wriston	Director	December 10, 2002
*By:	/s/ John C Hodgman John C Hodgman Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Document
4.1		Specimen of common stock certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (File No. 33-38363).
4.2		Convertible Debenture and Warrant Purchase Agreement dated June 29, 1999, incorporated by reference to Exhibit 10.41 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.3
First Amendment to Convertible Debenture and Warrant Purchase Agreement dated August 21, 2002, incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.4		Form of 8.5% Convertible Debenture due 2004, incorporated by reference to Exhibit 10.42 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.5		Form of First Amendment to 8.5% Convertible Debenture due June 29, 2004, incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.6		Form of First Amendment to 8.5% Convertible Debenture due September 29, 2004, incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K filed on August 23, 2002.
4.7		Form of Second Amendment to 8.5% Convertible Debenture due June 29, 2004, incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on September 20, 2002.
4.8		Form of Second Amendment to 8.5% Convertible Debenture due September 29, 2004, incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on September 20, 2002.
4.9		Form of Third Amendment to 8.5% Convertible Debenture due June 29, 2004.
4.10		Form of Third Amendment to 8.5% Convertible Debenture due September 29, 2004.
4.11
Form of Common Stock Purchase Warrant issued by Registrant to convertible debenture holders, incorporated by reference to Exhibit 10.43 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.12		Common Stock Purchase Warrant issued by Registrant to Reedland Capital Partners incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-3 (File No. 333-85801).
4.13
Registration Rights Agreement dated June 29, 1999 between the Registrant and the listed investors on Schedule I thereto, incorporated by reference to Exhibit 4.12 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.14
Registration Rights Agreement dated June 30, 1999 between the Registrant and Cripple Creek Securities, LLC., incorporated by reference to Exhibit 4.11 of the Registrant's Quarterly Report on Form 10-Q filed on August 16, 1999.
4.15
Registration Rights Agreement, between Cygnus, Inc. and Cripple Creek Securities, LLC., dated October 1, 2001, incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-3 (File No. 333-71524).
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP.

10.01
Sales, Marketing and Distribution Agreement between the Registrant and Sankyo Pharma Inc. dated July 8, 2002 incorporated by reference to Exhibit 10.211 of the Registrant's Form 10-Q filed on November 13, 2002.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	*	Power of Attorney.
99.1		Security Agreement dated December 7, 2002.

*
Previously filed.

QuickLinks

FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
PROCEEDS FROM THE OFFERING
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
IMPORTANT INFORMATION INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX